Exhibit 3.01(6)
                                ---------------


                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION

                                       OF

                                  VOLU-SOL, INC

         Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the "Act"), the undersigned, Volu-Sol, Inc., a Utah corporation, (the "Corporation"), hereby declares and certifies as follows:

         1.   The name of the Corporation is Volu-Sol, Inc.

         2.   Attached  hereto  as  Exhibit  "A"  and  incorporated   herein  by
              reference is a true and correct copy of the full text of an Amendment to the Articles of Incorporation of the Corporation, such amendment being the Designation of Rights and Preferences of Series B Convertible Preferred Stock.

         3.   The  amendment  specified  above does not provide for an exchange,
              reclassification,   or   cancellation  of  issued  shares  of  the
              Corporation.

         4. The amendment specified above was adopted as of June 7, 2001 by Unanimous Written Consent of the Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation. In addition, as of June 7, 2001 such amendment specified above was approved by a majority of the current holders of the shares of the Corporation's Series A 10% Cumulative Convertible Preferred stock of the Corporation, as required by the Designation of Rights and Preferences, the only class of shares entitled to vote thereon as follows:

-------------------------- ---------------------- ------------- ---------------------- ----------------------
  DESIGNATION OF STOCK       NO. OF OUSTANDING       NO. OF        VOTES CAST FOR       VOTES CAST AGAINST
                                  SHARES           VOTES CAST         AMENDMENT            AMENDMENT OR
                                                                                            ABSTAINING
-------------------------- ---------------------- ------------- ---------------------- ----------------------
 Series A 10% Cumulative         21,096.35         11,532.79          11,532.79              9,563.56
  Convertible Preferred
         Shares
-------------------------- ---------------------- ------------- ---------------------- ----------------------


Such votes cast were sufficient for approval of the Amendment.

         IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is effective this 31st day of July, 2001.


                                         VOLU-SOL, INC.
                                         a Utah corporation,


                                         By /s/ Kevin R. Pinegar
                                            --------------------
                                               Kevin R. Pinegar
                                               Assistant Secretary

                                 Volu-Sol, Inc.

                      DESIGNATION OF RIGHTS AND PREFERENCES
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK

         Pursuant to the authority vested in the Board of Directors of Volu-Sol, Inc., a Utah corporation (the "Corporation"), by its Articles of Incorporation and as permitted by the Utah Revised Business Corporation Act, as amended (the "Utah Code"), the Corporation's Board of Directors does hereby establish a series of the Corporation's Preferred Stock designated as Series B Convertible Preferred Stock ("Series B Preferred Stock") and does hereby designate the rights, preferences, privileges and other attributes of the shares of Series B Preferred Stock, as follows:

         1. Designation and Number of Shares.

         A series of the Corporation's Preferred Stock is hereby established, to be designated and known as "Series B Convertible Preferred Stock" consisting of two million (2,000,000) shares of the authorized and unissued shares of the Corporation's Preferred Stock, $.0001 par value per share. The Corporation shall from time to time, in accordance with the laws of the State of Utah, increase the number of shares of Common Stock, $.0001 par value per share, if at any time the number of shares of the Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series B Preferred Stock as provided herein.

         2. Liquidation Preference.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders before any distribution or payment is made to holders of shares of Common Stock, or to holders of any other shares of the Corporation ranking junior upon liquidation to the Series B Preferred Stock, liquidation distributions in the amount of Three Dollars ($3.00) per share, plus all accrued and unpaid dividends, if any, before any payment is made to holders of shares of the Corporation's equity securities that are junior to the Series B Preferred Stock. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay in full the liquidation preference of the Series B Preferred Stock and any other class of shares ranking on a parity with the Series B Preferred Stock upon liquidation, then the holders of the Series B Preferred Stock and any such other class of shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributable amounts to which they are entitled. For purposes of this Section 2(a), the Series A Preferred Stock ranks on a parity with the Series B Preferred Stock.

         (b) After payment to the holders of the Series B Preferred Stock of the amounts set forth in Section 2(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed first to the holders of Common Stock then actually outstanding at the rate of $3.00 per share, with the remainder being distributed to the holders of Series B Preferred Stock and the holders of Common Stock then actually outstanding, with the Series B Preferred Stock holders participating on the basis of the number of shares they would be entitled to receive if they were to convert their shares of Preferred Stock into shares of Common Stock at that time; subject, however, to the prior distribution to the holders of any senior series of Preferred Stock of amounts owing under the terms of the rights and preferences governing such senior securities.

         (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation that does not involve a distribution by the Corporation of cash or other property to the holders of shares of Common Stock, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2, and shall be subject to the provisions of Section 6 below.

         3. Voting Rights. Holders of shares of Series B Preferred Stock are entitled to one vote per share of Series B Preferred Stock on all matters upon which holders of the common stock of the Corporation are entitled to vote. Holders of Series B Preferred Stock shall be entitled to notice of any meeting of shareholders in accordance with the bylaws of the Corporation and shall be entitled to vote as a class on any matters affecting the holders of Series B Preferred Stock as a class.

         4. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at any time after the issuance of such share, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of the Series B Preferred Stock may be converted (the "Conversion Rate") shall be determined by dividing the original purchase price paid per share of Series B Preferred Stock (the "Series B Original Price") by the Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. Before any adjustment is required pursuant to Section 5, the Conversion Price shall be equal to the Series B Original Price.

         (b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the closing of the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), the aggregate public offering price of which is not less than $20,000,000.

         (c) Mechanics of Conversion.

              (i) Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or the transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation, as soon as practicable thereafter, shall issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding the foregoing, in the event of an automatic conversion pursuant to paragraph b of this Section 4, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Series B Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

              (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Act, the conversion, at the option of any holder tendering shares of Series B Preferred Stock for conversion, may be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

         (d) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Articles of Incorporation.

         (e) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

         5. Adjustment to Conversion Price. The Conversion Price is subject to adjustment from time to time as follows:

         (a) Adjustment for Issuances for Reduced Consideration. If the Corporation issues, after the date upon which any shares of Series B Preferred Stock were first issued (the "Original Issue Date"), any shares of Common Stock other than Excluded Securities (as defined below) ("Additional Stock") without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance will automatically be adjusted to a price equal to the aggregate consideration received by the Corporation for such issuance divided by the number of shares of such Additional Stock so issued. For purposes of any adjustment of the Conversion Price pursuant to this Section 5(a), the following provisions apply:

         (1) the Conversion Price will not be adjusted in increments of less than one cent per share, provided that any adjustments that as a result are not made will be carried forward and taken into account upon the earliest to occur of (A) conversion, (B) any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or (C) the end of three years from the date of the event giving rise to the adjustment being carried forward;

         (2) in the case of issuance of Additional Stock for cash, the consideration will be deemed to be the amount of cash paid therefore after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance;

         (3) in the case of issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash will be deemed to be the fair value of the Additional Stock issued, as determined in good faith by the Board of Directors irrespective of any accounting treatment; and,

         (4) in the case of issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

              (A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock will be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 5(a)(2) and 5(a)(3)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

              (B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof will be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 5(a)(2) and 5(a)(3));

              (C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon the exercise of any such options or rights or conversions of or exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price will forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or options or rights related to such securities not exercised, converted or exchanged prior to such change been made upon the basis of such change; and

              (D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price will forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

         (b) Adjustment for Stock Dividend or Stock Split. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so as to increase the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock in proportion to such increase in outstanding shares of Common Stock.

         (c) Adjustment for Stock Combination. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, upon the record date for such combination, the Conversion Price will be appropriately increased so as to decrease the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock in proportion to such decrease in outstanding shares of Common Stock.

         (d) Adjustment for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had the Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Series B Preferred Stock or with respect to such other securities by their terms.

         (e) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for in this Section 5), in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities or property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

         (f) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock against impairment.

         (g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate executed by an officer of the Corporation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Series B Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

         (h) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalizations of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred Stock: (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (i) and (ii) of this paragraph h; and (2) at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) in respect of the matters referred to in clauses
(iii) and (iv) of this Section 5(h); provided, however, that such periods may be shortened upon the written consent of the holders of Series B Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series B Preferred Stock.

         (i) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

         (j) As used in this Section 5, "Excluded Securities" means as follows:

              (1) shares of Common Stock or securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe therefor, issued to officers, employees or directors of, or consultants to, the Corporation pursuant to any agreement, plan or arrangement approved by the Corporation's board of directors;

              (2) Common Stock issued upon the conversion of the shares of Series A Preferred Stock and Series B Preferred Stock; and

              (3) Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of Common Stock.

         6. Merger or Consolidation.

         (a) At any time, in the event of:

              (i) Any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that will result in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity; or

              (ii) A sale of all or substantially all of the assets of the Corporation, unless the Corporation's shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation's sale) at least fifty percent (50%) of the voting power of the purchasing entity;

(the foregoing events are individually referred to herein as a "Sales Transaction"), then, holders of the Series B Preferred Stock of record as of the date of consummation of the Sales Transaction shall be entitled to receive, prior and in preference to any payment of consideration to the holders of Common Stock, in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such Sales Transaction, at the holder's discretion, an amount per share equal to Three Dollars ($3.00) per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all declared or accumulated but unpaid dividends, if any, on such shares as of the date of closing of such Sales Transaction. In the event the proceeds of the Sales Transaction are not sufficient to make full payment of the aforementioned preferential amounts to the holders of the Series B Preferred Stock in accordance herewith, then the entire amount payable in respect of the proposed Sales Transaction shall be distributed ratably among the holders of the Series B Preferred Stock and any other class of shares ranking on a parity with the Series B Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder. For purposes of the foregoing provisions of this Section 6(a), the Series A Preferred Stock ranks on a parity with the Series B Preferred Stock. Upon completion of the payment to the holders of Series B Preferred Stock as provided above, the entire remaining cash, securities of other property, as the case may be, from the transaction, if any, shall be distributed at the rate of (i) $3.00 for each Common Share then actually outstanding and then (ii) ratably to the holders of Series B Preferred Stock and the holders of the Common Stock then actually outstanding, with the Series B Preferred Stock holders participating on the basis of the number of shares they would be entitled to receive if they were to convert their shares of Preferred Stock into shares of Common Stock at that time. Unless otherwise consented to by the holders of a majority of the outstanding shares of Series B Preferred Stock, such payments shall be made with respect to the Series B Preferred Stock and to holders of Common Stock by purchase of such shares of Series B Preferred Stock and Common Stock by the surviving corporation, entity or person, or by redemption of such shares by the Corporation, in the discretion of the Corporation.

         (b) Any securities to be delivered to the holders of Series B Preferred Stock pursuant to Section 6(a) above shall be valued as follows:

              (i) Securities not subject to investment letter or other similar restrictions on free marketability as provided for in subsection (ii) below:

         (A) If traded on a securities exchange or through the Nasdaq National Market or Nasdaq SmallCap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three
              (3) days prior to the closing;

         (B) If actively traded over-the-counter but not on the Nasdaq National Market or Nasdaq SmallCap Market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

         (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation's Board of Directors and the holders of a majority of the outstanding shares of Series B Preferred Stock.

              (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former

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

affiliate of the Corporation) shall be to make an appropriate discount from the market value determined in Section 6(b)(i)(A), (B) or (C) above to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the outstanding shares of Series B Preferred Stock.

         (c) In the event the requirements of Section 6(a) above are not complied with, the Corporation shall forthwith either:

              (i) Cause such closing to be postponed until such time as the requirements of this Section 6 have been complied with; or

              (ii) Cancel such transaction, in which event the rights, preferences and privileges of the holders of Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 6(d) below.

         (d) The Corporation shall give each holder of record of Series B Preferred Stock written notice of such impending transaction not later than ten
(10) days prior to the shareholders' meeting called to approve such transaction. The notice shall describe the material terms and conditions of the impending transaction and the provisions of this Section 6, and the Corporation shall thereafter give such holders prompt notice of any material changes to the impending transaction. The transaction shall in no event take place soon than twenty (20) days after the Corporation has given the notice provided for herein or sooner than ten (10) days after the Corporation has given the notice of any material changes in the impending transaction as provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock.

         7. Protective Provisions. So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

         (a) Amend, change or reclassify the preferences, privileges, rights, powers or restrictions of Series B Preferred Stock; or

         (b) Amend its Articles of Incorporation or bylaws if such amendment would have a material adverse effect on the rights, preferences or privileges provided for herein for the benefit of any shares of Series B Preferred Stock; or

         (c) Authorize, create, issue or reclassify a class or series of equity securities (including any security convertible into or exercisable for any equity security) on a parity with or senior to the Series B Preferred Stock (excepting the Series A Preferred Stock, which is senior to the Series B Preferred Stock); or

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

         (d) Redeem or repurchase any equity securities of the Corporation (not including the Corporation's repurchase, upon termination of employment, of capital stock granted pursuant to a stock benefit plan or employment or similar agreement approved by the Board of Directors).

         8. Redemption. The Corporation shall have the right to call for redemption part or all of the shares of Series B Preferred Stock at any time and from time to time, by giving notice, regardless of whether any holder shall have also given notice of intent to convert such shares. The redemption price payable the Corporation at any time shall be 110% of the current Conversion Price per share at the time of the redemption. The Corporation shall give notice of redemption under this Section 8 at least 14 days prior to the date fixed for redemption. After receipt of the notice, the holder may convert the shares of Series B Preferred Stock at any time prior to the redemption date. All rights of the holders thereof as shareholders of the Corporation shall cease unless the Corporation defaults on the payment of the redemption price. Redemption shall be made on a pro rata basis among all holders of the Series B Preferred Stock. The redemption price paid shall be applied first to the redemption of shares that would otherwise be subject to conversion in the year the redemption is made. At its sole option, the Corporation may offset amounts owed the Corporation by a holder of the Series B Preferred Stock or any affiliate of such a holder against any redemption price payable against the shares of Series B Preferred Stock owned by such holder.

         9. No Re-issuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of the Corporation's Preferred Stock.

         10. Transfer Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         11. United States Dollars. All references herein to Dollars shall be deemed to refer to United States Dollars.

         The Corporation is executing this certificate of designations as of June 15, 2001. VOLU-SOL, INC.

                                             By:  /s/ Michael G. Acton
                                                ----------------------
                                             Name:  Michael G. Acton
                                                    ----------------
                                             Title:  Corporate Secretary
                                                     -------------------



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